UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2019

2050 MOTORS, INC.

(Exact name of Registrant as specified in its Charter)

California	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1340 Brook Street, Unit M, St. Charles, Illinois 60714

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [X]

2050 Motors, Inc. is referred to herein as “we”, “us”, or “us”

ITEM 8.01 OTHER EVENTS

On May 20, 2019, we appointed Charlie Szoradi to our Advisory Board to guide us in the DC-PoE/LED marketplace and related markets. Charlie Szoradi is the founder of Independence LED Lighting, one of the first authentic U.S. manufacturers of high-efficiency LED fixtures and a lighting solutions provider with comprehensive support services for property owners, managers, and sales partners. He brings multiple decades of hands on experience to sustainability and cost-savings for retrofits and new construction. He focuses on high-performance architecture, and in the early 1990s he wrote his Master’s Degree in Architecture thesis on Energy Intelligence – “Eco-Humanism.” Charlie Szoradi is a graduate of the University of Virginia and earned his Master’s Degree from the University of Pennsylvania. He is a LEED AP (Leadership in Energy and Environmental Design – Accredited Professional), a Certified Building Performance Institute (BPI) Energy Auditor and has taken a leadership role in sustainability at the regional and national level. He is a member of the Energy and Sustainability Committee for the Society of American Military Engineers (www.SAME.org) and the Leadership Council Chairman of the American LED Alliance (www.AmericanLEDalliance.com). In 2009, Charlie Szoradi was elected to the Board of the Sustainable Business Network and selected as a member of the Green Economy Task Force, with direct participation on the Capitol Hill Delegation.

As compensation, as with all of 2050 Motors’ previously announced Advisory Board members, Charlie Szoradi is being issued ten (10) million common stock purchase warrants with a strike price of $0.01 and a three-year expiration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

2050 MOTORS, INC.

Date: May 10, 2019	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer